EXHIBIT 5


                                                               April 9, 2001

General Binding Corporation
One GBC Plaza
Northbrook, Illinois 60062

Ladies and Gentlemen:

     I am General Counsel of General Binding Corporation, a Delaware corporation (the "Company") and as such have acted as counsel to you in connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission which covers 10,000 shares of Common Stock, $.125 par value, of the Company (the "Shares") offered upon exercise of options under the Company's Stock Option Agreement with Warren
R. Rothwell (the "Agreement").

     I have examined the Registration Statement and such documents and records of the Company and other documents as I have deemed necessary for the purpose of this opinion.

     Based upon the foregoing, I am of the opinion that:

     1. The Company is a corporation duly organized and legally existing under the laws of the State of Delaware.

     2. The Company has taken all action necessary to authorize (i) the Agreement, (ii) the granting of options pursuant to the Agreement, and (iii) the issuance of the Shares in accordance with the Agreement and upon the exercise of options granted pursuant to them.

     3. The Shares that will be issued in accordance with the Agreement and upon the exercise of options granted pursuant to the Agreement, upon such issuance will constitute legally issued, fully paid and non-assessable Shares.

     I hereby consent to the filling of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ Steve Rubin
                                        ----------------------------------------
                                        Steve Rubin
                                        Vice President,
                                        Secretary and General Counsel